EXHIBIT 99.1
FirstCash Reports Record Fourth Quarter and Full-Year Operating Results;
Fourth Quarter Revenues Increase 20%, Driving Even Greater Earnings Growth;
28 New Pawn Locations Added in the Fourth Quarter Through Acquisitions and Openings;
Declares Quarterly Cash Dividend
_________________________________________________________________________________________

Fort Worth, Texas (February 5, 2026) -- FirstCash Holdings, Inc. (“FirstCash” or the “Company”) (Nasdaq: FCFS), the leading international operator of more than 3,300 retail pawn stores, today announced record revenue and earnings results for the fourth quarter and full year ended December 31, 2025. The Company also announced that the Board of Directors declared a quarterly cash dividend of $0.42 per share, which will be paid in February 2026.

Mr. Rick Wessel, chief executive officer, stated, “FirstCash generated record fourth quarter and full year revenue and earnings results. Driven by strong fourth quarter revenue growth of 20%, the Company marked its first fiscal quarter in history in which consolidated revenues exceeded $1 billion, resulting in a 26% increase in fourth quarter earnings per share.

“The outstanding results were fueled by exceptional strength in all three pawn segments, as combined same-store pawn receivables in the legacy U.S. and LatAm pawn segments increased a record 18% in total, and 15% on a local currency basis. Pawn receivables for H&T, the new U.K. pawn subsidiary, increased 25% on a local currency basis compared to a year ago.

“From a strategic perspective, we invested significantly during 2025 in the long-term growth of our global pawn operations with the addition of almost 350 pawn locations, the most in any year since our merger with Cash America almost ten years ago. The expansion into the U.K., through the 286-store H&T acquisition in August, was followed by a strong fourth quarter push which saw the acquisitions of 17 U.S. stores in five states in addition to 11 new store openings in Latin America. The continued growth seen in all markets is exciting and, we believe, bodes well for further revenue and earnings growth in 2026.

“In addition to supporting store expansion, our strong balance sheet and cash flows further benefited our shareholders in 2025 through $71 million in cash dividends and stock repurchases totaling $115 million. We are more confident than ever in the opportunities to drive long-term shareholder value,” concluded Mr. Wessel.

This release contains adjusted financial measures, which exclude certain non-operating and/or non-cash income and expenses, that are non-GAAP financial measures. Please refer to the descriptions and reconciliations to GAAP of these and other non-GAAP financial measures at the end of this release.

	Three Months Ended December 31,
	As Reported (GAAP)		Adjusted (Non-GAAP)
In thousands, except per share amounts	2025	2024	2025	2024
Revenue	$1,058,419	$883,811	$1,058,419	$883,811
Net income	$104,172	$83,547	$117,110	$95,415
Diluted earnings per share	$2.35	$1.86	$2.64	$2.12
EBITDA (non-GAAP measure)	$209,192	$162,636	$209,826	$165,685
Weighted-average diluted shares	44,298	45,038	44,298	45,038

	Twelve Months Ended December 31,
	As Reported (GAAP)		Adjusted (Non-GAAP)
In thousands, except per share amounts	2025	2024	2025	2024
Revenue	$3,661,043	$3,388,514	$3,661,043	$3,388,514
Net income	$330,375	$258,815	$390,142	$302,680
Diluted earnings per share	$7.42	$5.73	$8.76	$6.70
EBITDA (non-GAAP measure)	$677,727	$551,008	$698,389	$558,437
Weighted-average diluted shares	44,526	45,168	44,526	45,168

Consolidated Operating Highlights
•Full year diluted earnings per share in 2025 increased 29% on a GAAP basis and 31% on adjusted basis compared to the prior year.
•Fourth quarter 2025 diluted earnings per share increased 26% on a GAAP basis and 25% on an adjusted basis compared to the prior-year quarter.
•Record net income for 2025 totaled $330 million on a GAAP basis while adjusted net income was $390 million, which represented increases of 28% and 29%, respectively, over the prior year.
•Net income for the fourth quarter totaled $104 million, a 25% increase over the prior-year quarter on a GAAP basis, while adjusted net income increased 23% compared to the prior-year quarter.
•Consolidated revenue totaled a record $3.7 billion in 2025, an increase of 8%, while total revenues were $1.1 billion in the fourth quarter, an increase of 20% over last year.
•Net revenue (gross profit) increased at a greater pace than revenue, up 13% for the full year and 22% in the fourth quarter, compared to the respective prior-year periods, indicating accelerating margin expansion.
•Adjusted EBITDA for the full year increased 25% to $698 million compared to the prior year. Adjusted EBITDA for the fourth quarter totaled $210 million, increasing 27% compared to the prior-year quarter.
•Operating cash flows totaled a record $586 million for 2025 and adjusted free cash flows (a non-GAAP measure) were $307 million.
•Consolidated assets at December 31, 2025 totaled $5.3 billion, which included record consolidated pawn receivables at year end, totaling $831 million.

Pawn Store Locations and Merchant Partner Growth
•During the fourth quarter, the Company added 28 pawn locations through a combination of acquisitions and new store openings.
◦In the U.S., a total of 17 locations were acquired in three separate transactions. These are high-performing stores which will further expand the Company’s existing operations in Texas, Nebraska, Nevada, Arizona and Utah.
◦In Latin America, a total of 11 pawn locations were opened in the fourth quarter, comprised of nine locations in Mexico and two in Guatemala.
•For full year 2025, a total of 344 retail pawn locations were added through acquisitions and new store openings, and as of December 31, 2025, the Company had 3,330 locations, comprised of 1,207 U.S. locations, 1,837 locations in Latin America and 286 U.K. locations.
•At December 31, 2025, AFF had approximately 16,400 active retail and e-commerce point-of-sale merchant partner locations, representing a 21% increase in the number of active merchant locations compared to a year ago.

U.S. Pawn Segment Operating Results
•Total segment revenues increased 14% in the fourth quarter and 12% for the full year, reflecting strong same-store revenue growth coupled with contributions from the 25 U.S. stores added in 2025.
•Segment pre-tax operating income increased 15% compared to the prior-year quarter and 14% for the full year. The resulting segment pre-tax operating margin increased to 27% for the fourth quarter of 2025 and 26% for the full year, both up compared to the prior year.
•Pawn receivables increased 14% in total at December 31, 2025 compared to last year. Same-store pawn receivables increased 12% and were up 24% on a two-year stacked basis. This represented the tenth consecutive quarter of double digit same-store receivables growth.
•Pawn loan fees increased 10% for both the fourth quarter of 2025 and for the full year, while on a same-store basis, pawn loan fee revenue increased 10% and 9% compared to both of the respective prior-year periods.
•Retail merchandise sales increased 9% for the fourth quarter of 2025 and 8% for the full year, while on a same-store basis, retail merchandise sales increased 8% and 6% compared to both of the respective prior-year periods.

•Retail sales margins were 43% in the fourth quarter and 42% for full year 2025, both consistent with prior-year periods. Inventories aged greater than one year at December 31, 2025 remained low at 1.8% of total inventories.

Latin America Pawn Segment Operating Results
Note: Certain growth rates below are calculated on a constant currency basis, a non-GAAP financial measure defined at the end of this release. The average U.S. dollar to Mexican peso exchange rate for the fourth quarter of 2025 was 18.3 dollar / pesos, a favorable change of 9% versus the comparable prior-year period, and for the twelve-month period ended December 31, 2025 was 19.2 dollar / pesos, an unfavorable change of 5% versus the prior-year period.
•Total segment revenues in the fourth quarter of 2025 increased 27% on a U.S. dollar basis compared to the prior-year quarter while increasing 17% on a constant currency basis. For the full year, segment revenues increased 10%, or 14% on a constant currency basis, compared to the prior year.
•Fourth quarter segment pre-tax operating income accelerated significantly as well, increasing 36% on a U.S. dollar basis and 27% on a local currency basis compared to last year. For the full year of 2025, segment pre-tax operating income saw an 18% increase on a U.S. dollar basis compared to the prior year and a 22% increase on a local currency basis.
•Total and same-store pawn receivables at December 31, 2025 both increased 38% on a U.S. dollar basis while increasing 23% on a constant currency basis compared to the prior year.
•Total and same-store pawn loan fees in the fourth quarter accelerated as well, both increasing 29% on a U.S. dollar basis and increasing 19% and 18%, respectively, on a constant currency basis compared to the prior-year quarter. For the full year, total pawn loan fees increased 10%, or 15% on a constant currency basis, compared to the prior year. On a same-store basis, pawn loan fees increased 9%, or 14% on a constant currency basis, compared to the prior year.
•Retail merchandise sales in the fourth quarter of 2025 increased 24% on a U.S. dollar basis compared to the prior-year quarter while increasing 14% on a constant currency basis. On a same-store basis, fourth quarter retail merchandise sales increased 24% on a U.S. dollar basis, and 13% on a constant currency basis. For the full year, retail merchandise sales increased 8%, or 13% on a constant currency basis, compared to the prior year, while same-store retail merchandise sales increased 7%, or 12% on a constant currency basis.
•Retail margins were consistent at 35% for the fourth quarter of 2025 and for the full year, both similar to prior-period results. Inventories aged greater than one year at December 31, 2025 remained extremely low at 1.4%.

U.K. Pawn Segment Operating Results
•The fourth quarter of 2025 represented the first full quarter of U.K. segment operating results since FirstCash’s acquisition of H&T effective August 14, 2025. As a reminder, seasonal fourth quarter results typically represent approximately 30% of H&T’s full-year results.
•Total revenues in the fourth quarter were $96 million, with strong growth over the prior year quarter (pre-acquisition) in both pawn fees and merchandise sales.
•Segment pre-tax operating income for the fourth quarter of 2025 was $35 million, resulting in a segment pre-tax operating margin of 36%.
•Pawn receivables at December 31, 2025 totaled $214 million, an increase of 25% in total and 24% on a same-store basis, both on a local currency basis, compared to a year ago.

American First Finance (AFF) - Retail POS Payment Solutions Segment Operating Results
•For the full year of 2025, AFF recorded segment pre-tax operating income of $169 million, a 31% increase over the prior year. While fourth quarter segment pre-tax operating income decreased 16% compared to the prior-year quarter, AFF remained solidly profitable and produced segment pre-tax income of $33 million in the quarter. The fourth quarter decrease was primarily driven by the expected runoff of lease portfolios generated by American Freight and Conn’s, formerly significant furniture retailers who declared bankruptcy in late 2024.
•Gross transaction volume of lease and loan originations during the fourth quarter decreased 3% compared to the fourth quarter of last year, primarily as a result of previously discussed merchant bankruptcies. Excluding prior-year originations from these retailers, fourth quarter of 2025 origination volume increased approximately 8% over last year. For the full year, overall gross transaction volume decreased 5% over the prior year while increasing 11% excluding the bankruptcies.

•Gross revenues for the fourth quarter decreased 15% compared to the prior-year quarter and for the full year decreased 14% compared to the prior year, primarily related to the merchant partner bankruptcies in late 2024. Excluding the impact of the aforementioned merchant bankruptcies, gross revenues for the quarter increased 11%. For the full year, gross revenues increased 14% excluding the bankruptcies.
•As a percentage of the total gross transaction volume, the combined lease and loan loss provision expense was 27.7% for the fourth quarter of 2025 compared to 26.5% in the fourth quarter of 2024, reflecting an increased mix of finance product originations which carry slightly higher loss rates than the LTO product. Charge-off rates for both products remained within targeted ranges.
•AFF continued to realize significant operating expense reductions in 2025 with a 32% decrease in fourth quarter operating expenses and a 31% decrease for the full year.

Cash Flow and Liquidity
•Consolidated operating cash flows in 2025 totaled $586 million, up 9% over 2024, with each of the Company’s four business segments generating significant operating cash flows.
•Adjusted free cash flows increased 17% to $307 million in 2025 compared to $262 million in the prior year.
•The strong operating cash flows helped fund significant growth in earning assets and continued investments in the pawn store platform and shareholder returns during 2025:
◦A total of 309 pawn stores were acquired for a combined cash purchase price of $475 million.
◦Excluding earning assets obtained through acquisitions in 2025, pawn earning assets (pawn receivables and inventories) increased $186 million compared to last year.
◦35 new pawn de novo stores were opened with a combined investment of $13 million in fixed assets and working capital.
◦Real estate purchases totaled $62 million as the Company purchased the underlying real estate at 43 of its existing pawn stores, bringing the number of Company-owned properties to 443 locations.
◦Shareholder returns comprised of stock repurchases and cash dividends totaled $186 million.
•Outstanding debt at December 31, 2025 was $2.2 billion, of which $1.5 billion are unsecured fixed rate senior notes with favorable interest rates ranging from 4.625% to 6.875% with maturity dates that do not begin until 2028 and continue into 2032.
•The outstanding balance under the $700 million U.S. revolving line of credit totaled $559 million at December 31, 2025, an increase of only $361 million despite the significant investments and shareholder returns outlined above.
•The Company’s net debt to adjusted EBITDA ratio was 3.0x at December 31, 2025. Including the estimated proforma EBITDA contributions from the 2025 acquisitions and other lender allowed adjustments, the ratio of net debt to adjusted EBITDA at year end was 2.7x to 1.

Shareholder Returns
•The Board of Directors declared a $0.42 per share first quarter cash dividend, which will be paid on February 27, 2026 to stockholders of record as of February 18, 2026. This represents an annualized dividend of $1.68 per share. Any future dividends are subject to approval by the Company’s Board of Directors.
•During the fourth quarter, FirstCash repurchased 157,000 shares of its common stock at a total cost of $25 million, completing the $200 million share repurchase program authorized in July 2023. For the full year, the Company repurchased 912,000 shares of its common stock at an average price of approximately $126 per share for a total cost of $115 million.
•In October 2025, the Board of Directors authorized a new common stock repurchase program for up to $150 million of the Company’s outstanding common stock, all of which is currently available for repurchases. Future share repurchases are subject to expected liquidity, acquisition and other investment opportunities, debt covenant restrictions, market conditions and other relevant factors.
•The Company generated a 15% return on equity and a 7% return on assets in 2025. Using adjusted net income for 2025, the adjusted return on equity was 18% while the adjusted return on assets was 8%.

2026 Outlook
The Company’s outlook for 2026 is highly positive given the continued growth in pawn receivables and expected earnings contributions from the 344 pawn stores added in 2025. Anticipated conditions and trends for 2026 include the following:
Pawn Operations
Pawn operations are expected to remain the primary earnings driver as the Company expects segment income from the combined U.S., Latin America and U.K. pawn segments to be almost 90% of total net revenue and segment level pre-tax income for 2026.
U.S. Pawn
•Pawn receivables, the leading indicator of future revenues, began 2026 up 14% compared to a year ago, with January balances up similarly. While the Company will lap its 2025 acquisitions of 23 stores over the course of this year, the Company still expects low double-digit revenue growth from pawn fees in 2026.
•The Company expects merchandise sales to grow 8% to 10% in 2025 and will continue to target retail margins at 42%. Additionally, the Company anticipates improved year-over-year margins on scrap jewelry sales.
•Store operating expenses are projected to grow in a mid to high single-digit range in 2026, primarily due to normal inflationary impacts and the significant 2025 store additions.
Latin America Pawn
•Pawn receivables began 2026 up 23% on a local currency basis with continued strength in January. While the Company assumes these comps could moderate over the course of 2026, it still expects a mid-teen growth rate in pawn fees, assuming a similar exchange rate to last year.
•The Company expects retail sales to grow high single digits compared to 2025 with consistent retail margins of 35%, and like the U.S., expects improved scrap margins.
•Operating expenses will continue to reflect ongoing adjustments to the minimum wage in Mexico, which increased 12% effective January 1, 2026. Combined with increased store counts, operating expenses are expected to increase in a range of 8% to 10% on a U.S. dollar basis.
U.K. Pawn
•Pawn receivables began 2026 up 25% compared to a year ago, with January balances up similarly as well. Given this momentum, full year 2026 segment income (before administrative expenses, interest expense and taxes) is expected to be in a range of $115 million to $125 million assuming the current GBP exchange rate.
Retail POS Payment Solutions (AFF) Operations
•Gross transaction volumes for lease and loan originations for 2026 are currently forecast to increase in a range of 5% to 10% compared to 2025, representing solid improvement versus the furniture-driven decline experienced in 2025.
•Full year 2026 revenues are still forecast to decline slightly compared to the prior year due to lower comparable leased merchandise balances at the beginning of the current year compared to last year.
•The overall lease and loan loss provisioning rate is forecast to remain stable in 2026 although total provision expense is forecast to increase consistent with the expected increase in origination activity.
•Despite the expected year-over-year increase in origination activity, resulting net revenue (after depreciation of leased merchandise and lease and loan loss provisioning) is expected to decrease in a range of 10% to 15% in the first half of 2026 and 5% to 10% for the full year due to the factors outlined above.
Other Expenses, Tax Rates and Currency
•Corporate administrative expenses in 2026 are expected to remain at a run rate similar to the fourth quarter of 2025.
•Interest expense is expected to increase for full year 2026 in a range 5% to 10% over 2025 assuming current interest rates on the Company’s floating rate debt.
•The full year 2026 consolidated effective income tax rate under current tax codes in the U.S., Latin America and the U.K. is expected to range from 25% to 26% of net income.
•Each full point change in the exchange rate of the Mexican peso is projected to have an annual earnings impact of approximately $0.10 per share. Exchange rates for the British pound sterling are historically less volatile and less material to the Company’s overall consolidated results.

Additional Commentary and Analysis

Mr. Wessel further commented on FirstCash’s 2025 operating results and the outlook for 2026, “As highlighted, FirstCash’s achievements in 2025 were phenomenal, with the Company posting another year of record revenue, earnings and operating cash flows. We closed the year especially strong with fourth quarter revenues increasing 20% over last year to surpass $1 billion in a single quarter for the first time in Company history. Additionally, we added 344 pawn locations in 2025, increasing our store count by 10%, to now total more than 3,300 global locations. We believe these additions, coupled with continued growth in same-store earning assets, position us well for continued revenue and earnings growth in 2026.

“The robust growth in pawn receivables and retail revenues seen across all markets continues to reflect the long-term durability and popularity of the Company’s pawn products, which represented almost 90% of fourth quarter net revenue and segment earnings. We believe that speed, transparency and affordability remain top-of-mind priorities for our customers, whether they are looking for small, safe, non-recourse loans or value-priced retail offerings, including our interest-free layaway programs. Even with the growth in demand, we continue to manage the business prudently by maintaining consistent loan-to-value ratios and intentionally lagging the market price of gold in setting our lending reference prices.

“The Company’s largest segment, its U.S. pawn operations, continues to benefit from growing demand as evidenced by the tenth consecutive quarter of double-digit growth in same-store pawn receivables. Net revenue for the fourth quarter grew 11%, and coupled with meaningful fourth quarter acquisitions of 17 stores across five states, helped drive record segment earnings for the quarter and full year. Furthermore, the fourth quarter acquisitions provide FirstCash with its first significant presence in the state of Nebraska while further expanding and optimizing its footprint in other existing markets.

“The fourth quarter pawn demand metrics in Latin America were even stronger as pawn receivables grew 23% while net revenues grew 18%, both on a local currency basis. This resulted in a very impressive 36% increase in fourth quarter segment income on a U.S. dollar basis and increasing 27% on a local currency basis. We believe these strong growth metrics reflect a combination of adding 32 new locations in 2025, continued affordability pressures, and reduced foreign remittance activity from the U.S.

“We remain extremely excited about the recent H&T acquisition in the U.K. that to date is generating revenue and earnings growth ahead of our expectations. Their fourth quarter operating results were outstanding and given continued growth in pawn receivables, we expect further revenue and earnings growth in 2026. From a longer term perspective, we believe there are considerable opportunities to further enhance retail sales and margins with the added expectation to realize additional efficiencies and synergies over time as H&T migrates to FirstCash’s technology platforms.

“While a smaller part of our business, the AFF POS payment solutions segment continues to generate meaningful cash flows and consistently strong originations. Despite headwinds in the retail furniture industry over the last two years, 2025 marked the third consecutive year that AFF generated over $1 billion in originations, as it successfully replaced previous transaction volume from now-bankrupt furniture retailers through further diversification into other sales channels and merchant vertical categories. As we enter 2026, we have reduced our merchant concentration risk and expect a return to overall origination growth beginning in the first half of 2026, which should result in segment income growth by the fourth quarter.

“On a consolidated basis, our strong overall growth expectations for 2026 reflect the continued strength of our core pawn operations coupled with the impact of full year contributions from almost 350 pawn stores added during 2025, most of which occurred in the second half last year. We expect to continue adding stores in each of our pawn segments during 2026 from a combination of new store openings and potential acquisitions, including additional opportunities provided by the H&T platform in the U.K. where three new stores have already been opened in January of this year.

“The expected growth in earning assets and additional store locations will continue to be supported by our strong balance sheet and tremendous cash flows. As always, we continue to see and evaluate pawn acquisition opportunities in the U.S., Latin America and now the U.K. Additionally, we expect to make further investments in our strategic real estate portfolio to support core retail pawn operations in the U.S. while also returning cash to shareholders in the form of ongoing cash dividends and opportunistic stock repurchases,” concluded Mr. Wessel.

About FirstCash

FirstCash is the leading international operator of pawn stores focused on serving cash and credit-constrained consumers. FirstCash operates more than 3,300 pawn stores in the U.S., Latin America and the U.K. Most of the stores buy and sell a wide variety of jewelry, electronics, tools, appliances, sporting goods, musical instruments and other merchandise, and make small non-recourse pawn loans secured by pledged personal property. FirstCash’s pawn operations currently account for almost 90% of net revenue, with the remainder provided by its wholly owned subsidiary, AFF, a leading provider of customer payment solutions at the point-of-sale for retailers of consumer goods and services.

FirstCash is a component company in both the Standard & Poor’s MidCap 400 Index® and the Russell 2000 Index®. FirstCash’s common stock (ticker symbol “FCFS”) is traded on the Nasdaq, the creator of the world’s first electronic stock market. For additional information regarding FirstCash and the services it provides, visit FirstCash’s websites located at http://www.firstcash.com and http://www.americanfirstfinance.com.

Forward-Looking Information

This release contains forward-looking statements about the business, financial condition, outlook and prospects of FirstCash Holdings, Inc. and its wholly owned subsidiaries (together, the “Company”), including the Company’s outlook for 2026 and the Company’s previously announced H&T acquisition. Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as “outlook,” “believes,” “projects,” “expects,” “may,” “estimates,” “should,” “plans,” “targets,” “intends,” “could,” “would,” “anticipates,” “potential,” “confident,” “optimistic,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy, objectives, estimates, guidance, expectations, outlook and future plans. Forward-looking statements can also be identified by the fact these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties.
While the Company believes the expectations reflected in forward-looking statements are reasonable, there can be no assurances such expectations will prove to be accurate. Security holders are cautioned that such forward-looking statements involve risks and uncertainties. Certain factors may cause results to differ materially from those anticipated by the forward-looking statements made in this release. Such factors and risks may include, without limitation, risks related to the extensive regulatory environment in which the Company operates, including uncertainty involving the present regulatory environment in the jurisdictions in which the Company operates; risks associated with the legal and regulatory proceedings that the Company is a party to or may become a party to in the future; risks related to the Company’s acquisitions, including the failure of the Company’s acquisitions to deliver the estimated value and benefits expected by the Company and the ability of the Company to continue to identify and consummate acquisitions on favorable terms, if at all; risks that the Company may not realize the anticipated benefits of the H&T Group plc (“H&T”) acquisition and risks related to operating in a new jurisdiction; potential changes in consumer behavior and shopping patterns which could impact demand for the Company’s pawn loan, retail, lease-to-own (“LTO”) and retail finance products, labor shortages and increased labor costs; a deterioration in the economic conditions in the United States, Latin America and the United Kingdom, including as a result of inflation, elevated interest rates and trade policy, which potentially could have an impact on discretionary consumer spending and demand for the Company’s products; currency fluctuations, primarily involving the Mexican peso and British pound sterling; competition the Company faces from other retailers and providers of retail payment solutions; the ability of the Company to successfully execute on its business strategies; risks related to the Company’s ability to prevent cyber attacks, other cybersecurity incidents, security breaches or other disruptions to its information technology systems; risks related to the Company’s ability to develop, operate and adapt its information technology infrastructure suitable for the nature of its business and to successfully transition acquired businesses to its information technology platforms; contraction in sales activity or store closures at merchant partners of the Company’s retail point-of-sale (“POS”) payment solutions business; the ability of the Company’s retail POS payment solutions business to continue to grow its base of merchant partners; and other risks discussed and described in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”), including the risks described in Part 1, Item 1A, “Risk Factors” thereof, and other reports filed with the SEC. Many of these risks and uncertainties are beyond the ability of the Company to control, nor can the Company predict, in many cases, all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. The forward-looking statements contained in this release speak only as of the date of this release, and the Company expressly disclaims any obligation or undertaking to report any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.

FIRSTCASH HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(unaudited, in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2025	2024	2025	2024
Revenue:
Retail merchandise sales	$501,261	$413,671	$1,668,410	$1,507,096
Pawn loan fees	249,955	189,984	853,736	737,126
Leased merchandise income	129,786	177,440	559,028	766,241
Interest and fees on finance receivables	80,018	70,507	311,189	245,891
Wholesale scrap jewelry sales	93,899	32,209	262,590	132,160
Other revenue	3,500	—	6,090	—
Total revenue	1,058,419	883,811	3,661,043	3,388,514

Cost of revenue:
Cost of retail merchandise sold	304,975	249,831	1,008,148	909,685
Depreciation of leased merchandise	76,002	97,937	319,121	433,306
Provision for lease losses	32,337	33,561	120,362	163,395
Provision for loan losses	44,238	41,736	162,706	143,827
Cost of wholesale scrap jewelry sold	70,206	27,058	208,685	108,769
Other cost of revenue	780	—	1,414	—
Total cost of revenue	528,538	450,123	1,820,436	1,758,982

Net revenue	529,881	433,688	1,840,607	1,629,532

Expenses and other income:
Operating expenses	260,122	226,547	933,729	900,978
Administrative expenses	66,213	45,121	232,844	177,978
Depreciation and amortization	31,406	26,434	111,806	104,941
Interest expense	35,269	27,197	121,293	105,226
Interest income	(271)	(528)	(2,935)	(1,935)
(Gain) loss on foreign exchange	(674)	508	(2,178)	2,641
Merger and acquisition expenses	1,658	42	14,369	2,228
Other income, net	(6,630)	(1,166)	(15,884)	(5,301)
Total expenses and other income	387,093	324,155	1,393,044	1,286,756

Income before income taxes	142,788	109,533	447,563	342,776

Provision for income taxes	38,616	25,986	117,188	83,961

Net income	$104,172	$83,547	$330,375	$258,815

Certain amounts in the consolidated statement of income for the three and twelve months ended December 31, 2024 have been reclassified in order to conform to the 2025 presentation.

FIRSTCASH HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	December 31,
	2025	2024
ASSETS
Cash and cash equivalents	$125,197	$175,095
Accounts receivable, net	115,854	73,325
Pawn loans	831,497	517,867
Finance receivables, net	150,274	147,501
Inventories	487,232	334,580
Leased merchandise, net	114,283	128,437
Prepaid expenses and other current assets	32,131	26,943
Total current assets	1,856,468	1,403,748

Property and equipment, net	808,050	717,916
Operating lease right of use asset	365,621	324,646
Goodwill	2,023,426	1,787,172
Intangible assets, net	231,140	228,858
Other assets	9,796	9,934
Deferred tax assets, net	6,262	4,712
Total assets	$5,300,763	$4,476,986

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$212,615	$171,540
Customer deposits and prepayments	83,908	72,703
Lease liability, current	111,291	95,161
Total current liabilities	407,814	339,404

Revolving unsecured credit facility	559,000	198,000
Other long-term debt	1,649,434	1,531,346
Deferred tax liabilities, net	158,819	128,574
Lease liability, non-current	248,934	225,498
Total liabilities	3,024,001	2,422,822

Stockholders’ equity:
Common stock	575	575
Additional paid-in capital	1,771,379	1,767,569
Retained earnings	1,670,583	1,411,083
Accumulated other comprehensive loss	(64,835)	(129,596)
Common stock held in treasury, at cost	(1,100,940)	(995,467)
Total stockholders’ equity	2,276,762	2,054,164
Total liabilities and stockholders’ equity	$5,300,763	$4,476,986

FIRSTCASH HOLDINGS, INC.
SEGMENT RESULTS
(unaudited)

The Company organizes its operations into four reportable segments as follows:

•United States pawn (“U.S. pawn”)
•Latin America pawn (“LatAm pawn”)
•United Kingdom pawn (“U.K. pawn”)
•Retail POS payment solutions (American First Finance or “AFF”)

Corporate expenses and income, which include administrative expenses, corporate depreciation and amortization, interest expense, interest income, (gain) loss on foreign exchange, merger and acquisition expenses, and other income, net, are presented on a consolidated basis and are not allocated between the segments. Intersegment transactions related to AFF’s LTO payment solution product offered in U.S. pawn stores are eliminated from consolidated totals.

The Company completed the acquisition of H&T, the leading pawn operator in the United Kingdom with 286 store locations, on August 14, 2025, the date which the balance sheet and operating results of H&T were included in the Company’s consolidated financial results.

FIRSTCASH HOLDINGS, INC.
SEGMENT RESULTS
(unaudited, in thousands)

	Three Months Ended December 31, 2025
	U.S. Pawn	LatAm Pawn	U.K. Pawn	AFF	Intersegment Eliminations	Consolidated
Revenue:
Retail merchandise sales	$292,152	$182,997	$26,701	$—	$(589)	$501,261
Pawn loan fees	147,272	73,065	29,618	—	—	249,955
Leased merchandise income	—	—	—	129,786	—	129,786
Interest and fees on finance receivables	—	—	—	80,018	—	80,018
Wholesale scrap jewelry sales	44,250	13,754	35,895	—	—	93,899
Other revenue	—	—	3,500	—	—	3,500
Total revenue	483,674	269,816	95,714	209,804	(589)	1,058,419
Cost of revenue:
Cost of retail merchandise sold	167,625	119,289	18,370	—	(309)	304,975
Depreciation of leased merchandise	—	—	—	76,181	(179)	76,002
Provision for lease losses	—	—	—	32,425	(88)	32,337
Provision for loan losses	—	—	—	44,238	—	44,238
Cost of wholesale scrap jewelry sold	37,917	11,955	20,334	—	—	70,206
Other cost of revenue	—	—	780	—	—	780
Total cost of revenue	205,542	131,244	39,484	152,844	(576)	528,538
Net revenue	278,132	138,572	56,230	56,960	(13)	529,881
Segment expenses:
Operating expenses	140,762	75,902	20,104	23,354	—	260,122
Depreciation	8,238	4,582	1,534	699	—	15,053
Total segment expenses	149,000	80,484	21,638	24,053	—	275,175
Segment pre-tax operating income	$129,132	$58,088	$34,592	$32,907	$(13)	$254,706

	Three Months Ended December 31, 2024
	U.S. Pawn	LatAm Pawn	U.K. Pawn	AFF	Intersegment Eliminations	Consolidated
Revenue:
Retail merchandise sales	$267,251	$147,412	$—	$—	$(992)	$413,671
Pawn loan fees	133,563	56,421	—	—	—	189,984
Leased merchandise income	—	—	—	177,440	—	177,440
Interest and fees on finance receivables	—	—	—	70,507	—	70,507
Wholesale scrap jewelry sales	23,201	9,008	—	—	—	32,209
Total revenue	424,015	212,841	—	247,947	(992)	883,811
Cost of revenue:
Cost of retail merchandise sold	153,641	96,718	—	—	(528)	249,831
Depreciation of leased merchandise	—	—	—	98,266	(329)	97,937
Provision for lease losses	—	—	—	33,665	(104)	33,561
Provision for loan losses	—	—	—	41,736	—	41,736
Cost of wholesale scrap jewelry sold	19,755	7,303	—	—	—	27,058
Total cost of revenue	173,396	104,021	—	173,667	(961)	450,123
Net revenue	250,619	108,820	—	74,280	(31)	433,688
Segment expenses:
Operating expenses	131,439	60,918	—	34,190	—	226,547
Depreciation	7,371	5,170	—	705	—	13,246
Total segment expenses	138,810	66,088	—	34,895	—	239,793
Segment pre-tax operating income	$111,809	$42,732	$—	$39,385	$(31)	$193,895

FIRSTCASH HOLDINGS, INC.
SEGMENT RESULTS
(unaudited, in thousands)

	Twelve Months Ended December 31, 2025
	U.S. Pawn	LatAm Pawn	U.K. Pawn	AFF	Intersegment Eliminations	Consolidated
Revenue:
Retail merchandise sales	$1,046,258	$584,129	$40,767	$—	$(2,744)	$1,668,410
Pawn loan fees	555,035	254,061	44,640	—	—	853,736
Leased merchandise income	—	—	—	559,028	—	559,028
Interest and fees on finance receivables	—	—	—	311,189	—	311,189
Wholesale scrap jewelry sales	152,089	51,334	59,167	—	—	262,590
Other revenue	—	—	6,090	—	—	6,090
Total revenue	1,753,382	889,524	150,664	870,217	(2,744)	3,661,043
Cost of revenue:
Cost of retail merchandise sold	601,943	378,538	29,125	—	(1,458)	1,008,148
Depreciation of leased merchandise	—	—	—	320,106	(985)	319,121
Provision for lease losses	—	—	—	120,701	(339)	120,362
Provision for loan losses	—	—	—	162,706	—	162,706
Cost of wholesale scrap jewelry sold	129,926	43,725	35,034	—	—	208,685
Other cost of revenue	—	—	1,414	—	—	1,414
Total cost of revenue	731,869	422,263	65,573	603,513	(2,782)	1,820,436
Net revenue	1,021,513	467,261	85,091	266,704	38	1,840,607
Segment expenses:
Operating expenses	536,552	272,060	30,329	94,788	—	933,729
Depreciation	32,393	17,755	2,276	2,790	—	55,214
Total segment expenses	568,945	289,815	32,605	97,578	—	988,943
Segment pre-tax operating income	$452,568	$177,446	$52,486	$169,126	$38	$851,664

	Twelve Months Ended December 31, 2024
	U.S. Pawn	LatAm Pawn	U.K. Pawn	AFF	Intersegment Eliminations	Consolidated
Revenue:
Retail merchandise sales	$969,371	$541,787	$—	$—	$(4,062)	$1,507,096
Pawn loan fees	505,262	231,864	—	—	—	737,126
Leased merchandise income	—	—	—	766,241	—	766,241
Interest and fees on finance receivables	—	—	—	245,891	—	245,891
Wholesale scrap jewelry sales	93,923	38,237	—	—	—	132,160
Total revenue	1,568,556	811,888	—	1,012,132	(4,062)	3,388,514
Cost of revenue:
Cost of retail merchandise sold	560,970	350,906	—	—	(2,191)	909,685
Depreciation of leased merchandise	—	—	—	434,915	(1,609)	433,306
Provision for lease losses	—	—	—	163,937	(542)	163,395
Provision for loan losses	—	—	—	143,827	—	143,827
Cost of wholesale scrap jewelry sold	77,683	31,086	—	—	—	108,769
Total cost of revenue	638,653	381,992	—	742,679	(4,342)	1,758,982
Net revenue	929,903	429,896	—	269,453	280	1,629,532
Segment expenses:
Operating expenses	503,630	259,307	—	138,041	—	900,978
Depreciation	28,980	20,369	—	2,783	—	52,132
Total segment expenses	532,610	279,676	—	140,824	—	953,110
Segment pre-tax operating income	$397,293	$150,220	$—	$128,629	$280	$676,422

FIRSTCASH HOLDINGS, INC.
SEGMENT RESULTS
(unaudited)

Pawn Operating Metrics
(dollars in thousands, except as otherwise noted)

	As of December 31, 2025
	U.S. Pawn	LatAm Pawn	U.K. Pawn	Total Pawn
Earning assets:
Pawn loans	$450,516	$167,438	$213,543	$831,497
Inventories	286,102	129,269	71,861	487,232
	$736,618	$296,707	$285,404	$1,318,729

Average outstanding pawn loan amount (in ones)	$312	$112	$825	$259

Composition of pawn collateral:
Jewelry	73%	48%	98%	75%
General merchandise	27%	52%	2%	25%
	100%	100%	100%	100%

Composition of inventories:
Jewelry	62%	43%	99%	62%
General merchandise	38%	57%	1%	38%
	100%	100%	100%	100%

Percentage of inventory aged greater than one year	1.8%	1.4%	13.3%	3.4%

Inventory turns (trailing twelve months cost of merchandise sales divided by average inventories)	2.8 times	4.0 times	2.5 times	3.1 times

	As of December 31, 2024
	U.S. Pawn	LatAm Pawn	U.K. Pawn	Total Pawn
Earning assets:
Pawn loans	$396,667	$121,200	$—	$517,867
Inventories	245,492	89,088	—	334,580
	$642,159	$210,288	$—	$852,447

Average outstanding pawn loan amount (in ones)	$283	$87	$—	$185

Composition of pawn collateral:
Jewelry	72%	42%	—%	65%
General merchandise	28%	58%	—%	35%
	100%	100%	—%	100%

Composition of inventories:
Jewelry	59%	35%	—%	52%
General merchandise	41%	65%	—%	48%
	100%	100%	—%	100%

Percentage of inventory aged greater than one year	1.5%	1.4%	—%	1.4%

Inventory turns (trailing twelve months cost of merchandise sales divided by average inventories)	2.8 times	4.2 times	—	3.2 times

FIRSTCASH HOLDINGS, INC.
SEGMENT RESULTS
(unaudited)

Retail POS Payment Operating Metrics
(dollars in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2025	2024	2025	2024
Gross transaction volume:
Leased merchandise	$126,156	$124,590	$435,750	$568,635
Finance receivables (1)	150,898	159,898	586,115	510,231
Total gross transaction volume	$277,054	$284,488	$1,021,865	$1,078,866

(1)    For the three and twelve months ended December 31, 2025, includes $22 million and $33 million, respectively, related to an off-balance sheet bank-originated finance product AFF'’s bank partner began offering during the third quarter of 2025 in which AFF is responsible for reimbursing the bank partner for certain charge-offs.

	As of December 31,
Earning assets:	2025	2024
Leased merchandise, net:
Leased merchandise, before allowance for lease losses	$179,396	$209,333
Less allowance for lease losses	(64,916)	(80,661)
Leased merchandise, net	$114,480	$128,672

Finance receivables, net:
Finance receivables, before allowance for loan losses	$256,600	$264,506
Less allowance for loan losses	(106,326)	(117,005)
Finance receivables, net	$150,274	$147,501

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2025	2024	2025	2024
Leased merchandise portfolio metrics:
Provision rate (1)	25.7%	27.0%	27.7%	28.8%
Average monthly net charge-off rate (2)	6.2%	7.1%	5.9%	6.3%
Delinquency rate (3)	23.5%	24.4%	23.5%	24.4%

Finance receivables portfolio metrics:
Provision rate (1)	29.3%	26.1%	27.8%	28.2%
Average monthly net charge-off rate (2)	5.6%	4.5%	5.1%	4.3%
Delinquency rate (3)	21.2%	20.0%	21.2%	20.0%

(1)Calculated as provision for lease or loan losses as a percentage of the respective gross transaction volume originated.

(2)Calculated as charge-offs, net of recoveries, as a percentage of the respective average earning asset balance before allowance for lease or loan losses.

(3)Calculated as the percentage of the respective contractual earning asset balance owed that is 1 to 89 days past due (the Company charges off leases and finance receivables when they are 90 days or more contractually past due).

FIRSTCASH HOLDINGS, INC.
PAWN STORE LOCATIONS AND MERCHANT PARTNER LOCATIONS

Pawn Operations

As of December 31, 2025, the Company operated 3,330 pawn store locations composed of 1,207 stores in 29 U.S. states and the District of Columbia, 1,732 stores in 32 states in Mexico, 75 stores in Guatemala, 18 stores in El Salvador, 12 stores in Colombia and 286 stores in the U.K.

The following tables detail pawn store count activity:

	Three Months Ended December 31, 2025
	U.S.	Latin America	U.K.	Total
Total locations, beginning of period	1,193	1,832	286	3,311
New locations opened	—	11	—	11
Locations acquired	17	—	—	17
Consolidation of existing pawn locations (1)	(3)	(6)	—	(9)
Total locations, end of period	1,207	1,837	286	3,330

	Twelve Months Ended December 31, 2025
	U.S.	Latin America	U.K.	Total
Total locations, beginning of period	1,200	1,826	—	3,026
New locations opened	2	32	1	35
Locations acquired	23	—	286	309
Consolidation of existing pawn locations (1)	(18)	(21)	(1)	(40)
Total locations, end of period	1,207	1,837	286	3,330

(1)Store consolidations, which include certain acquired locations that have been combined with overlapping stores, represent closings for which the Company expects to maintain a significant portion of the customer base in the consolidated location.

Retail POS Payment Solutions

As of December 31, 2025, AFF provided LTO and retail POS payment solutions for consumer goods and services through a network of approximately 16,400 active retail merchant partner locations. This compares to the active door count of approximately 13,600 locations at December 31, 2024.

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
(unaudited)

The Company uses certain financial calculations such as adjusted net income, adjusted diluted earnings per share, EBITDA, adjusted EBITDA, free cash flow, adjusted free cash flow, adjusted return on equity, adjusted return on assets and constant currency results as factors in the measurement and evaluation of the Company’s operating performance and period-over-period growth. The Company derives these financial calculations on the basis of methodologies other than generally accepted accounting principles (“GAAP”), primarily by excluding from a comparable GAAP measure certain items the Company does not consider to be representative of its actual operating performance. These financial calculations are “non-GAAP financial measures” as defined under the SEC rules. The Company uses these non-GAAP financial measures in operating its business because management believes they are less susceptible to variances in actual operating performance that can result from the excluded items, other infrequent charges and currency fluctuations. The Company presents these financial measures to investors because management believes they are useful to investors in evaluating the primary factors that drive the Company’s core operating performance and provide greater transparency into the Company’s results of operations. However, items that are excluded and other adjustments and assumptions that are made in calculating these non-GAAP financial measures are significant components in understanding and assessing the Company’s financial performance. These non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, the Company’s GAAP financial measures. Further, because these non-GAAP financial measures are not determined in accordance with GAAP, and are thus susceptible to varying calculations, the non-GAAP financial measures, as presented, may not be comparable to other similarly-titled measures of other companies.

The Company has adjusted the applicable financial calculations to exclude merger and acquisition expenses and amortization of acquired intangible assets, the Consumer Financial Protection Bureau (“CFPB”) litigation settlement and certain other income and expenses. The Company does not consider these items to be related to the organic operations of the Company’s businesses or its continuing operations and are generally not relevant to assessing or estimating the long-term performance of the Company. In addition, excluding these items allows for more accurate comparisons of the financial results to prior periods. Merger and acquisition expenses include incremental costs directly associated with merger and acquisition activities, including professional fees, legal expenses, severance, retention and other employee-related costs, contract breakage costs and costs related to the consolidation of technology systems and corporate facilities, among others.

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
(unaudited)

Adjusted Net Income and Adjusted Diluted Earnings Per Share

Management believes the presentation of adjusted net income and adjusted diluted earnings per share provides investors with greater transparency and provides a more complete understanding of the Company’s financial performance and prospects for the future by excluding items that management believes are non-operating in nature and are not representative of the Company’s core operating performance. In addition, management believes the adjustments shown below are useful to investors in order to allow them to compare the Company’s financial results for the current periods presented with the prior periods presented.

The following table provides a reconciliation between net income and diluted earnings per share calculated in accordance with GAAP to adjusted net income and adjusted diluted earnings per share, which are shown net of tax (in thousands, except per share amounts):

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2025	2024	2025	2024	2025	2024	2025	2024
	In Thousands	In Thousands	Per Share	Per Share	In Thousands	In Thousands	Per Share	Per Share
Net income and diluted earnings per share, as reported	$104,172	$83,547	$2.35	$1.86	$330,375	$258,815	$7.42	$5.73
Adjustments, net of tax:
Merger and acquisition expenses	1,270	31	0.03	—	12,271	1,706	0.27	0.04
Amortization of acquired intangible assets	11,926	9,572	0.27	0.21	41,055	38,289	0.92	0.85
CFPB litigation settlement	—	—	—	—	9,390	—	0.21	—
Other (income) expense, net	(258)	2,265	(0.01)	0.05	(2,949)	3,870	(0.06)	0.08
Adjusted net income and diluted earnings per share	$117,110	$95,415	$2.64	$2.12	$390,142	$302,680	$8.76	$6.70

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
(unaudited)

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA

The Company defines EBITDA as net income before income taxes, depreciation and amortization, interest expense and interest income and adjusted EBITDA as EBITDA adjusted for certain items, as listed below, that management considers to be non-operating in nature and not representative of its actual operating performance. The Company believes EBITDA and adjusted EBITDA are commonly used by investors to assess a company’s financial performance, and adjusted EBITDA is used as a starting point in the calculation of the consolidated total debt ratio as defined in the Company’s senior unsecured notes. The following table provides a reconciliation of net income to EBITDA and adjusted EBITDA (in thousands):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2025	2024	2025	2024
Net income	$104,172	$83,547	$330,375	$258,815
Income taxes	38,616	25,986	117,188	83,961
Depreciation and amortization	31,406	26,434	111,806	104,941
Interest expense	35,269	27,197	121,293	105,226
Interest income	(271)	(528)	(2,935)	(1,935)
EBITDA	209,192	162,636	677,727	551,008
Adjustments:
Merger and acquisition expenses	1,658	42	14,369	2,228
CFPB litigation settlement	—	—	11,000	—
Other (income) expense, net	(1,024)	3,007	(4,707)	5,201
Adjusted EBITDA	$209,826	$165,685	$698,389	$558,437

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
(unaudited)

Free Cash Flow and Adjusted Free Cash Flow

For purposes of its internal liquidity assessments, the Company considers free cash flow and adjusted free cash flow. The Company defines free cash flow as cash flow from operating activities less purchases of furniture, fixtures, equipment and improvements and net fundings/repayments of pawn loan and finance receivables, which are considered to be operating in nature by the Company but are included in cash flow from investing activities. Adjusted free cash flow is defined as free cash flow adjusted for merger and acquisition expenses paid that management considers to be non-operating in nature.

Free cash flow and adjusted free cash flow are commonly used by investors as additional measures of cash, generated by business operations, that may be used to repay scheduled debt maturities and debt service or, following payment of such debt obligations and other non-discretionary items, that may be available to invest in future growth through new business development activities or acquisitions, repurchase stock, pay cash dividends or repay debt obligations prior to their maturities. These metrics can also be used to evaluate the Company’s ability to generate cash flow from business operations and the impact that this cash flow has on the Company’s liquidity. However, free cash flow and adjusted free cash flow have limitations as analytical tools and should not be considered in isolation or as a substitute for cash flow from operating activities or other income statement data prepared in accordance with GAAP. The following table reconciles cash flow from operating activities to free cash flow and adjusted free cash flow (in thousands):

	Twelve Months Ended
	December 31,
	2025	2024
Cash flow from operating activities	$585,942	$539,958
Cash flow from investing activities:
Pawn loans made	(2,094,228)	(1,720,158)
Pawn loans repaid	1,197,038	1,003,752
Recovery of pawn loan principal through sale of forfeited collateral	759,333	644,407
Investments in finance receivables	(440,576)	(425,817)
Proceeds from finance receivables	342,272	286,503
Purchases of furniture, fixtures, equipment and improvements	(54,906)	(68,245)
Free cash flow	294,875	260,400
Merger and acquisition expenses paid, net of tax benefit	12,271	1,706
Adjusted free cash flow	$307,146	$262,106

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
(unaudited)

Adjusted Return on Equity and Adjusted Return on Assets

Management believes the presentation of adjusted return on equity and adjusted return on assets provides investors with greater transparency and provides a more complete understanding of the Company’s financial performance by excluding items that management believes are non-operating in nature and not representative of the Company’s core operating performance.

Annualized adjusted return on equity and adjusted return on assets is calculated as follows (dollars in thousands):

Twelve Months Ended
December 31, 2025
Adjusted net income (1)	$390,142

Average stockholders’ equity (average of five most recent quarter-end balances)	$2,145,820
Adjusted return on equity (trailing twelve months adjusted net income divided by average equity)	18%

Average total assets (average of five most recent quarter-end balances)	$4,780,118
Adjusted return on assets (trailing twelve months adjusted net income divided by average total assets)	8%

(1)See detail of adjustments to net income in the “Adjusted Net Income and Adjusted Diluted Earnings Per Share” section above.

Constant Currency Results

The Company’s reporting currency is the U.S. dollar, however, certain performance metrics discussed in this release are presented on a “constant currency” basis, which is considered a non-GAAP financial measure. The Company’s management uses constant currency results to evaluate operating results of business operations in Latin America and the U.K., which are transacted in local currencies in Mexico, Guatemala, Colombia and the U.K. The Company also has operations in El Salvador, where the reporting and functional currency is the U.S. dollar.

The Company believes constant currency results provide valuable supplemental information regarding the underlying performance of its business operations in Latin America and the U.K., consistent with how the Company’s management evaluates such performance and operating results. Constant currency results reported herein are calculated by translating certain balance sheet and income statement items denominated in local currencies using the exchange rate from the prior-year comparable period, as opposed to the current comparable period, in order to exclude the effects of foreign currency rate fluctuations for purposes of evaluating period-over-period comparisons.

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
(unaudited)

Latin America Pawn Segment Constant Currency Results

The following table presents operating results for the Latin America pawn segment using the exchange rate from the prior-year comparable periods (in thousands):

	Three Months Ended December 31, 2025			Twelve Months Ended December 31, 2025
		Currency	Constant		Currency	Constant
	U.S.	Exchange	Currency	U.S.	Exchange	Currency
	Dollar	Rate	Basis	Dollar	Rate	Basis
	Basis	Fluctuations	(Non-GAAP)	Basis	Fluctuations	(Non-GAAP)
Revenue:
Retail merchandise sales	$182,997	$(15,207)	$167,790	$584,129	$27,664	$611,793
Pawn loan fees	73,065	(6,064)	67,001	254,061	12,057	266,118
Wholesale scrap jewelry sales	13,754	—	13,754	51,334	—	51,334
Total revenue	269,816	(21,271)	248,545	889,524	39,721	929,245

Cost of revenue:
Cost of retail merchandise sold	119,289	(9,876)	109,413	378,538	17,798	396,336
Cost of wholesale scrap jewelry sold	11,955	(1,013)	10,942	43,725	2,125	45,850
Total cost of revenue	131,244	(10,889)	120,355	422,263	19,923	442,186

Net revenue	138,572	(10,382)	128,190	467,261	19,798	487,059

Segment expenses:
Operating expenses	75,902	(6,127)	69,775	272,060	12,472	284,532
Depreciation	4,582	(362)	4,220	17,755	782	18,537
Total segment expenses	80,484	(6,489)	73,995	289,815	13,254	303,069

Segment pre-tax operating income	$58,088	$(3,893)	$54,195	$177,446	$6,544	$183,990

The following table presents earning assets for the Latin America pawn segment using the exchange rate from the prior-year comparable period (in thousands):

	As of December 31, 2025
		Currency	Constant Currency
		Exchange Rate	Basis
	U.S. Dollar Basis	Fluctuations	(Non-GAAP)
Earning assets:
Pawn loans	$167,438	$(17,990)	$149,448
Inventories	129,269	(13,933)	115,336
	$296,707	$(31,923)	$264,784

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
(unaudited)

Exchange Rates for the Mexican Peso, Guatemalan Quetzal, Colombian Peso and British Pound Sterling

	December 31,		Favorable /
	2025	2024	(Unfavorable)
U.S. dollar / Mexican peso exchange rate:
End-of-period	18.0	20.3	11%
Three months ended	18.3	20.1	9%
Twelve months ended	19.2	18.3	(5)%

U.S. dollar / Guatemalan quetzal exchange rate:
End-of-period	7.7	7.7	—%
Three months ended	7.7	7.7	—%
Twelve months ended	7.7	7.8	1%

U.S. dollar / Colombian peso exchange rate:
End-of-period	3,757	4,409	15%
Three months ended	3,819	4,348	12%
Twelve months ended	4,053	4,071	—%

British pound sterling / U.S. dollar exchange rate:
End-of-period	1.35	1.25	8%
Three months ended	1.33	1.28	4%
Twelve months ended	1.32	1.28	3%

For further information, please contact:
Gar Jackson
Global IR Group
Phone:    (817) 886-6998
Email:    gar@globalirgroup.com

Doug Orr, Executive Vice President and Chief Financial Officer
Phone:    (817) 258-2650
Email:    investorrelations@firstcash.com
Website:    investors.firstcash.com